Exhibit 99.1

Press Release

For More Information Contact
FOR IMMEDIATE RELEASE	Darrell Lee, CFO/VP
November 4, 2009	763-493-6370 / www.mocon.com

MOCON Announces Third Quarter Sales and Net Income

MINNEAPOLIS, MN, November 4, 2009 — MOCON, Inc. (NasdaqGM:MOCO) today reported its operating results for the quarter ended September 30, 2009.

Net sales for the third quarter 2009 were $6,601,000, a decrease of 11 percent compared to $7,429,000 for the third quarter 2008.  Net income for the third quarter 2009 was $874,000, a 19 percent decrease compared to $1,082,000 for the third quarter 2008.  Diluted net income per share was $0.16 in the third quarter 2009 compared to $0.19 for the same period in 2008.  Nine-month sales were $19,194,000, a decrease of 14 percent compared to $22,270,000 for the first nine months of 2008.  Net income and diluted net income per share were $1,788,000 and $0.32, respectively, for the first nine months of 2009, decreases of 41 and 40 percent, respectively, compared to $3,019,000 and $0.53 for the same period in 2008.

The continuing effects of the global economic recession contributed to a decrease in sales across the major product lines in the third quarter 2009 compared to third quarter 2008.  Sales of our permeation equipment and services, which accounted for 56 percent of total consolidated sales in the third quarter 2009, decreased 3 percent compared to the same period in 2008.  Sales of our gas analyzers and sensors, which accounted for 19 percent of our total consolidated sales in the third quarter 2009, decreased 23 percent compared to the third quarter in 2008.  Sales of our packaging products, which accounted for 17 percent of our total consolidated sales in the third quarter 2009, decreased 21 percent compared to the third quarter in 2008.  Geographically, our total international sales for the third quarter 2009, compared to the same period last year, were down 25 percent.  However, the decline in our international sales was offset somewhat by an 11 percent increase in our domestic market sales.

The decrease in net income during the third quarter 2009 compared to the same period last year was primarily due to the lower level of sales in the current period and a decrease in the overall gross profit margin percentage.  The decrease in the gross profit margin was primarily related to a change in the sales mix and lower volume over which to allocate fixed costs.  Our selling, general and administrative expenses were lower in the current quarter due primarily to the cost saving measures that were implemented in the second quarter 2009.

“We are encouraged by the fact that we experienced increased sales for the second quarter in a row despite the lingering effects of the global economic slowdown.  Due to our improved gross margins and cost-cutting efforts, we were able to earn a very respectable 13% after-tax return on sales for the quarter.  As a continuing show of our belief that MOCON has a bright future, we repurchased another $2 million of our outstanding common stock in the third quarter 2009, bringing the total for the year to $3.6 million,” commented Robert L. Demorest, MOCON President and CEO.

MOCON is a leading provider of detectors, instruments, systems and consulting services to research laboratories, production facilities, and quality control and safety departments in the medical, pharmaceutical, food and beverage, packaging, environmental, oil and gas and other industries worldwide.  See www.mocon.com for more information.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include statements that can be identified by words such as “will,” “may,” “expect,” “believe,” “anticipate,” “estimate,” “continue,” or other similar expressions.  All forward-looking statements speak only as of the date of this press release.  MOCON undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.  In addition to the risks and uncertainties of ordinary business operations and conditions in the general economy and the markets in which the Company competes, there are important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements made in this press release.  These factors include, but are not limited to, competition and technological change, worldwide economic and political stability, setbacks in product development programs, order cancellations, slower-than-anticipated customer acceptance of new products, dependence on certain key industries, risk associated with the Company’s acquisition strategy and international operations, and other  factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and other documents MOCON files with or furnishes to the Securities and Exchange Commission.

MOCON’s shares are traded on the Nasdaq Global Market System under the symbol MOCO.

MOCON is a registered trademark of MOCON, Inc.; other trademarks are those of their respective holders.

MOCON, INC.

SUMMARY CONSOLIDATED FINANCIAL DATA

(in Thousands, Except Per Share Data)

	Quarters Ended September 30,		Nine Months Ended September 30,
INCOME STATEMENT DATA: (unaudited)	2009	2008	2009	2008
Sales
Products	$6,117	$6,985	$17,874	$21,010
Consulting services	484	444	1,320	1,260
Total sales	6,601	7,429	19,194	22,270

Cost of sales
Products	2,386	2,602	7,274	8,257
Consulting services	297	264	784	742
Total cost of sales	2,683	2,866	8,058	8,999

Gross profit	3,918	4,563	11,136	13,271

Selling, general and administrative expenses	2,268	2,586	7,340	7,610
Research and development expenses	470	434	1,440	1,461
Operating income	1,180	1,543	2,356	4,200

Other income	92	134	320	423
Income before income taxes	1,272	1,677	2,676	4,623

Income taxes	398	595	888	1,604

NET INCOME	$874	$1,082	$1,788	$3,019

Net income per common share:
Basic	$0.17	$0.19	$0.33	$0.54
Diluted	$0.16	$0.19	$0.32	$0.53

Weighted average common shares outstanding:
Basic	5,251	5,580	5,468	5,555
Diluted	5,313	5,700	5,533	5,673

BALANCE SHEET DATA: (unaudited)	September 30, 2009	December 31, 2008
Assets:
Cash and marketable securities	$11,739	$11,641
Accounts receivable, net	4,295	4,770
Inventories	4,420	4,732
Other current assets	1,363	1,214
Total current assets	21,817	22,357
Marketable securities, noncurrent	1,418	4,468
Property, plant and equipment, net	1,729	1,826
Other assets, net	4,418	4,302

Total assets	$29,382	$32,953

Liabilities and Stockholders’ Equity:
Total current liabilities	$3,719	$4,464
Total noncurrent liabilities	252	271
Stockholders’ equity	25,411	28,218

Total liabilities and stockholders’ equity	$29,382	$32,953